Exhibit 99.1

News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

MORRIS TOWNSHIP, NJ, November 18, 2013 – Honeywell (NYSE: HON) today announced the commencement of the public offering of its $300 million 3.35% Senior Notes due 2023 and its $700 million Floating Rate Senior Notes due 2015 (collectively, the “Notes”). Honeywell intends to use the proceeds of the offering for general corporate purposes.

The Notes will be senior unsecured and unsubordinated obligations of Honeywell and will rank equally with all of Honeywell’s existing and future senior unsecured debt and senior to all of Honeywell’s subordinated debt.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and RBS Securities Inc. are acting as the joint book-running managers for the public offering of the Notes. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes by calling Deutsche Bank Securities Inc. at (800) 503-4611 (toll free), J.P. Morgan Securities LLC at (212) 834-4533 (toll free), Morgan Stanley & Co. LLC at (866) 718-1649 (toll free) or RBS Securities Inc. at (866) 884-2071 (toll free).

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Honeywell filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962, Attn: Investor Relations Department, (973) 455-2000.

Honeywell is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and

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Honeywell Announces Public Offering of Senior Notes - 2

performance materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.